EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INLAND REAL ESTATE CORPORATION

To State Department of Assessments and Taxation, State of Maryland:

Pursuant to the provisions of Section 2-607 of the Maryland General Corporation Law, Inland Real Estate Corporation, a Maryland corporation (the “Company”), hereby certifies that:

FIRST:

The charter of the Company is hereby amended by deleting Article VI, Section 1 in its entirety and inserting the following in lieu thereof:

“Section 1.       Authorized Shares.  The total number of shares of stock which the Company has authority to issue is 512,000,000 shares, of which 500,000,000 are shares of common stock, $0.01 par value per share (“Common Stock”), and 12,000,000 shares are preferred stock, $0.01 par value per share (“Preferred Stock”).  The aggregate par value of the shares of authorized Common Stock and Preferred Stock is $5,000,000 and $120,000, respectively.  The Board of Directors of the Company may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.”

SECOND:

The amendment to the charter of the Company as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Company as required by law.

THIRD:

The total number of shares of stock which the Company had authority to issue immediately prior to the foregoing amendment of the charter of the Company was 506,000,000 shares of stock, consisting of 500,000,000 shares of common stock and 6,000,000 shares of preferred stock, each with a par value of $0.01 per share.  The aggregate par value of all shares of stock having par value was $5,060,000.

FOURTH:   The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendment of the charter of the Company is 512,000,000 shares of stock, consisting of 500,000,000 shares of common stock and 12,000,000 shares of preferred stock, each with a par value of $0.01 per share.  The aggregate par value of all authorized shares of stock having par value is $5,120,000.

FIFTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the charter.

SIXTH:

The undersigned president and chief executive officer of Inland Real Estate Corporation acknowledges these Articles of Amendment to be the corporate act of the

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Company and as to all matters or facts required to be verified under oath, the undersigned president and chief executive officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its president and chief executive officer and attested to by its senior vice president, secretary and general counsel on this 25th day of September, 2012.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

ATTEST: INLAND REAL ESTATE CORPORATION

By:	/s/ Beth Sprecher Brooks
Name:	Beth Sprecher Brooks
Title:	Senior Vice President, Secretary and General Counsel

[SIGNATURE PAGE TO ARTICLES OF AMENDMENT TO FOURTH ARTICLES OF AMENDMENT AND RESTATEMENT]